EXHIBIT 10.61
                                                               February 25, 2004


Mr. Brian MacDonald
Chairman and Chief Executive Officer
IVP Technology Corporation
Suite 401, 2275 Lakeshore Boulevard West
Toronto, Ontario M8V 3Y3

Dear Mr. MacDonald


                     BINDING LETTER OF INTENT AND AGREEMENT

The intent of this letter ("letter") is to summarize the result of a recent meeting between representatives of 1607590 Ontario Limited of the first part, and IVP Technology Corporation, and ActiveCore Technologies Limited (collectively "IVP") of the second part, with regard to the offer by the party of the first part to acquire certain assets and liabilities of IVP's cellular phone game and ring tone development group, SilverBirch Studios, and the on-line web portal presence known as Recessgames.com collectively known as the ("Games Division").

Based on our review of the SilverBirch Studios and Recess Games technology and business model we wish to enter into a binding Purchase and Sales agreement with regard to the acquisition of the assets, including staff, and other elements of the Games Division. The effect will be to make the Games Division an integral part of 1607590 Ontario Limited.

Therefore, the principal purpose of this Letter of Intent is to document the terms, in general, under which the transaction will take place subject to review by IVP's auditors and legal counsel and mutual agreement as provided herein on the overall components of the asset/liability sale.

It is understood by both parties that in the preparation of legal agreements that will give effect to this transaction, certain arrangements to maximize the tax benefit or other benefits to both parties may need to be undertaken. Each of IVP and 1607590 Ontario Limited will undertake to accommodate each other's requirements to the fullest extent possible provided however that neither company will knowingly fail to comply with any regulation or statute in either Canada or the U.S.


                         PRINCIPLE TERMS AND CONDITIONS

The principle terms and conditions for the proposed purchase of 100% of the assets and assumption of certain tied liabilities of the Gaines Division of IVP are as follows:

o 1607590 Ontario Limited shall pay to IVP the cash sum of CDN$1,000,000 plus adjustments (see below) which shall be represented by a promissory note, payable in instalments of CAD $100,000 per month with the first payment due on March 31, 2005 and on the last day of each month thereafter until paid in full. The note will bear interest at the rate of 12% per annum on the


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     principal  outstanding,  interest  shall be computed  on a simple  interest basis, and interest shall be paid on a monthly basis commencing on March 31, 2004, and shall be payable on the last day of each month. If payments of interest or principal are not received as required a penalty for late payment shall be incurred as provided below;

o As security for the note 1607590 Ontario Limited shall enter into a first position convertible debenture in favour of IVP Technology whereby IVP will become a mezzanine lender (subordinate) in event that 1607590 Ontario Limited is successful in attracting other senior debt from an unrelated party which shall be equal to at least 50% of the outstanding note in favour of IVP. The said debenture shall contain a conversion privilege on convertible debt: On or after the first anniversary of the issue date of the said debenture, upon giving thirty (30) days written notice to 1607590 Ontario Limited at any time prior to the full repayment of principal and interest, the holder of the convertible debt shall be able to convert the principal and accrued interest outstanding to equity in 1607590 Ontario Limited based on a conversion rate equal to the most recent, at that time, equity raised by 1607590 Ontario Limited;

o Penalties for late payment of interest: If an interest payment is not made on the due date for such payment of interest then a penalty fee equal to 20% of the interest payment shall be added to the interest payment due and the combined interest payment and the penalty fee shall be added to the principal outstanding for the calculation of the interest due for the next payment;

o Penalty for late payment of principal: if a principal repayment is not made on the scheduled payment date then the entire outstanding balance of the note plus any accrued interest shall be changed to reflect an 18% interest rate until the payments of principal and interest are caught up to the scheduled payments, provided that once all payments are brought up to date the interest rate shall revert to the original 12% rate;

o IVP Technology will receive a 5% equity interest in 1607590 Ontario Limited at the same share purchase rate as the founder(s) with participation rights on any increased equity raised with the intention that IVP shall be permitted to maintain its 5% equity interest through acquisition of further equity at then current rates.

o On closing, 1607590 Ontario Limited will assume all liabilities for employees severance and vacation pay and liabilities for leases as shown in Schedules herein;

o 1607590 Ontario Limited shall pay to IVP a royalty based on 2% of the gross revenues of 1607590 Ontario Limited payable on a quarterly basis, for the period from March 1, 2004 to February 29, 2008. Payments are to be made within 30 days following each calendar quarter. The total royalties payable to IVP will be capped to a maximum of CAD 1,300,000;

o 1607590 Ontario Limited shall provide IVP with a non-exclusive right to use any games created by the games division, for use in IVP's direct marketing and advertising operations on the basis of a royalty equal to normal commercial terms less 10% provided that 1607590 Ontario Limited is not otherwise contractually prohibited by a third party from entering into such an agreement on any particular game;

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o    1607590  Ontario  Limited  and  IVP  will  enter  into a Five  year  mutual non-compete agreement prohibiting 1607590 Ontario Limited: from providing healthcare services; developing and selling healthcare IT products and enterprise middleware technology; development and sales of enterprise mobile applications that compete with IVP's enterprise mobile applications, and development of enterprise software for direct marketing and dedicated list management. IVP will be prohibited from: development and sales of cell phone games, cell phone ring tones, and consumer middle-ware and consumer web-sites that would compete with 1607590 Ontario Limited. Notwithstanding the above, 1607590 Ontario Limited may sell or license its games and those obtained from third parties for distribution in the direct marketing and list software field, on the basis of IVP having a right of first refusal on any proposed contracts provided the terms, capabilities and deliverables offered by IVP are similar;

o IVP will cause its shares held by any employee of 1607590 Ontario Limited to become unrestricted as soon as practicable or as soon as it files its next SB2 filing following closing of this transaction;

o 1607590 Ontario Limited will indemnify Brian MacDonald and Peter Hamilton for payments owing on any leases transferred or assigned to 1607590 Ontario Limited any loss resulting from lessors realizing on any equipment leases assumed by 1607590 Ontario Limited;

o On or before closing all payments owing to transferred employees will be brought current; and

o Both parties agree that they may enter into agreements for web promotion with Marketing Online, currently based out of Poland.

The principle assets and liabilities of the Games Division to be transferred to 1602801 Ontario Limited shall consist of:

o    The IP for all IVP games;

o    The IP for the website known as the bladeofzorro.com;

o    The IP for the web portal known as Recessgames.com;

o    The IP for the web site known as Silverbirchstudios.com;

o The contract for development and distribution of the Zorro product with Zorro Productions, Inc.;

o The Tira Wireless and all other games and ring tone distribution contracts, subject to accounting cut-off which shall be the close of business February 29, 2004;

o Subject to the approval of Ignition Entertainment Limited, the assignment of the rights to convert the Ignition game products as indicated in the contract;

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o    The  liabilities  for  all  "transferred"   SilverBirch  Studios  employees
     including   vacation  pay  and  severance   entitlements  as  a  "successor
     employer";

o Equipment used by the games development staff with the relevant servers together with assumption of the equipment leases; and

Ontario and the financial regulations of the United States of America. As IVP is a public corporation traded on a recognized stock market in the United States and is a reporting entity within the United States of America, in case of difference in the regulatory treatment of financial, securities and accounting matters, the laws and regulations of the U.S. shall apply.

ALL NOTICES under this Letter should be sent to:

     IVP Technology Corporation at:    Brian J. MacDonald
                                       Chairman and CEO
                                       2275 Lakeshore Boulevard West Suite 401
                                       Toronto, Ontario M8V 3Y3
                                       Voice -  416-252-6200
                                       Fax -    416-252-4578

     1607590 Ontario Limited           Kevin Birch
                                       Chairman and CEO
                                       6860 Meadowvale Town Centre Circle
                                       Suite 13
                                       Mississauga, Ontario L5N 7T4
                                       Voice -  416-508-5477
                                       Fax -    416-252-4578

GUARANTEES

Payments in respect of certain of the assets to be purchased and sold have been guaranteed by Peter Hamilton and Brian MacDonald. If releases of such guarantees cannot be obtained by closing, the Purchaser shall provide its indemnity to them and shall undertake to obtain release of such guarantees as soon as possible thereafter.

SCHEDULES

The attached schedules form part of this letter.

COUNTERPARTS

This letter may be signed in counterparts, each of which shall be read together and all of which shall constitute one and the same letter. Counterparts may be transmitted by facsimile transmission, and if so transmitted, shall be deemed to have been validly sent and received.

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ARBITRATION

All matters in difference between the parties in relation to this letter and the further agreements and documents contemplated herein shall be referred to the arbitration of a single arbitrator, if the parties agree upon one, otherwise to three arbitrators, one to be appointed by each party and a third to be chosen by the first two named before they enter

o    The ownership rights to the Games Division relevant Internet domains.

II.  CLOSING:

Adjustments will be made effective from midnight on February 29, 2004. Costs incurred by IVP in operating the games division until closing shall be recovered from the Purchaser for the period commencing March 1, 2004. Adjustments shall be paid on closing.

III.  CONDITIONS:

BUSINESS OPERATIONS

The parties will co-operate after this date and prior to closing in respect to all business matters including lease negotiations, allocation of overhead and purchase price, business and game development and dealing with existing employers, obtaining third party consents and releases and dealing with any other matter necessary or desirable to complete the transactions referred to in this letter. Each party shall be responsible for their own legal and accounting fees.

EMPLOYMENT OF EXISTING GAMES DIVISION EMPLOYEES: 1607590 Ontario Limited will offer employment to all existing employees of IVP's games division on no less than their current employment terms and conditions. The employees and consultants include: Kevin Birch, Steve Ariss, John Kelly, Jason Azevedo, Dave Morin, Yixiu Zhang, Lui Vargas, Camilo Cuesta, Frederick Wahrman, Brady Sheppard, Warren Heise and Graham Lowman.

CONFIDENTIALITY: IVP and 1607590 Ontario Limited will undertake to use every effort to maintain the confidential nature of the proposed transaction pending mutual agreement as to any announcement.

DEFINITIVE DOCUMENTATION: It is understood that consummation of the transaction contemplated herein will require the preparation; execution and delivery of a purchase and sale agreement and such other documentation as may be deemed appropriate (the "Agreement") by legal and accounting counsel for both IVP and 1607590 Ontario Limited. Vendor will be responsible for preparing first drafts of closing documents. The parties and their respective counsel will work on a consultative basis to draft the purchase and sale agreement and all further required ancillary documentation containing all of the terms and conditions that are customary in agreements pertaining to the purchase of operating divisions of public corporations, provided that such agreements and documents shall neither add to nor take away from any of the business items of agreement set forth in this letter. If the parties are unable to agree with respect to the form and content of any such agreements or documents the parties agree to resolve their differences through binding arbitration as provided for herein,

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APPLICABLE  LAW:  Thus  Agreement  to  be  consummated,  giving  effect  to  the transaction herein, shall be governed by and construed and interpreted in accordance with the laws of upon the business of arbitration. The award and determination of the arbitrator or arbitrators or any two of the three arbitrators shall be binding upon the parties and their respective heirs, executors, administrators and assigns.

Dated this /s/ 25th KB/BM day of February, 2004 at Toronto, Ontario

EXECUTED:

IVP TECHNOLOGY CORPORATION on behalf of itself, and ActiveCore Technologies Limited

By:    /s/ BRIAN J. MACDONALD
      -------------------------------
       Brian J , Chairman and CEO


1607590 ONTARIO LIMITED


By:    /s/ KEVIN BIRCH
      -------------------------------
       Kevin Birch, Chairman and CEO


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